Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:

Marcy Graham Senior Director, Investor Relations & Corp Comm Sequenom, Inc. 858-202-9028 mgraham@sequenom.com	Jakob Jakobsen Media Contact Chandler Chicco Agency 310-309-1003 jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2011

SAN DIEGO, Calif. – November 3, 2011—Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $13.6 million for the third quarter of 2011, an increase of 16% compared to revenues of $11.7 million for the third quarter of 2010. Net loss for the third quarter of 2011 was $18.4 million or $0.19 per share, as compared to net loss of $22.7 million, or $0.30 per share for the same period in 2010.

Gross margin for the third quarter of 2011 was 60% of revenue as compared to gross margin of 65% for the third quarter of 2010. This difference reflects a change in the mix of product sales in the genetic analysis segment as well as the increased proportion of molecular diagnostics segment revenues, which were recognized on a cash basis with lower margins.

Total operating expenses for the third quarter were $26.4 million, as compared to total operating expenses of $30.5 million for the third quarter of 2010. This reduction was primarily the result of a decrease in litigation settlement expense of $7.0 million for the third quarter of 2010, which did not recur in 2011. Research and development expenses increased by $1.3 million to $12.6 million for the third quarter of 2011, a change associated primarily with expansion of the Sequenom Center for Molecular Medicine (Sequenom CMM) laboratory and pre-launch development activities for the MaterniT21 laboratory developed test (LDT). Selling and marketing expenses increased by $1.4 million to $8.3 million for the third quarter of 2011, resulting primarily from higher labor costs associated with the expansion of the diagnostic sales force. Total stock-based compensation expense was $3.1 million for the third quarter of 2011, an increase from the $2.8 million recorded for the third quarter of 2010.

“Results for the quarter demonstrate continued progress on the initiatives we have implemented to enhance our revenue growth and manage costs this year, and we expect to continue moving along this positive trajectory as we enter the last quarter of 2011,” said Paul V. Maier, Sequenom’s CFO. “Our dedicated approach to innovation and commercial development, balanced with cash management controls, has allowed us to realize growth while focusing on our priority expansion programs for the near future.”

Year-To-Date Results

For the first nine months of 2011, the Company reported revenues of $40.4 million, an increase of 20% compared to revenues of $33.7 million for the first nine months of 2010. Net loss for the first nine months of 2011 was $52.0 million or $0.52 per share, as compared to net loss of $98.8 million, or $1.44 per share for the same period of 2010.

Gross margin for the first nine months of 2011 was 63% of revenues as compared to gross margin of 59% for the first nine months of 2010. This improvement is associated with a larger installed base of MassARRAY systems, which resulted in increased consumables sales as well as higher average selling prices for our MassARRAY 4 system, and increased sales volumes in our diagnostics business.

Total operating expenses for the first nine months of 2011 were $77.8 million, as compared to total expenses of $118.8 million for the same period in 2010. This reduction was primarily the result of a decrease in litigation settlement expense of $48.8 million for the first nine months of 2010, which did not recur in 2011.

Research and development expenses increased to $40.4 million for the first nine months of 2011 from $32.9 million during the same period in 2010. The incremental expense is related primarily to our obligations under additional intellectual property licensing and collaboration agreements, costs associated with the expansion of the Sequenom CMM laboratory, and pre-launch development activities for the MaterniT21 LDT in the third quarter of 2011. Selling and marketing expenses increased by $1.6 million to $22.0 million for the first nine months of 2011, due primarily to higher labor costs associated with the expansion of the diagnostic sales force. Total stock-based compensation expense was $9.2 million for the first nine months of 2011, an increase from the $8.7 million recorded during the first nine months of 2010.

As of September 30, 2011, the Company’s total cash, cash equivalents and current investment securities were $101.2 million. Net cash used in operating activities was $33.2 million for the first nine months of 2011, while purchases of capital equipment for the same period totaled $13.2 million, funded primarily through utilization of the Company’s credit facility.

Operational Update

In October 2011, Sequenom CMM launched its noninvasive proprietary MaterniT21 LDT and began marketing testing services to physicians in 20 major metropolitan regions across the United States. The

MaterniT21 LDT detects a genetic chromosomal anomaly known as Trisomy 21, the most common cause of Down syndrome.

The MaterniT21 LDT is indicated for use in pregnant women at high-risk for carrying a fetus with Down syndrome and can accurately test maternal blood as early as 10 weeks of gestation. In the United States, there are an estimated 750,000 such high-risk pregnancies each year.

A clinical validation study leading to the introduction of the MaterniT21 LDT was recently published online in the journal Genetics in Medicine. The results of the multi-center study demonstrated high accuracy, detecting nearly all (99.1%) positive cases of fetal trisomy 21 with a very low false positive rate.

“The launch of the MaterniT21 LDT has been the culmination of many years of effort to develop a safer way for clinicians to assess the risk of a fetal abnormality in pregnant women and validates the scientific premise of our robust sequencing research,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “In response to this introduction and in parallel with our plans to grow this and other areas of the company’s offerings, we are working diligently to expand our organizational capabilities and processing capacities to meet the needs of our customers and the patients they serve.”

In August 2011, Sequenom announced it partnered with LifeCodexx AG for the commercialization of prenatal laboratory testing services in Europe. Under a licensing agreement the companies have agreed to collaborate in the development and launch of a trisomy 21 test and other fetal aneuploidies testing in Germany, Austria, Switzerland, and Liechtenstein, with the potential for additional launches in other countries.

Entry into this five-year licensing agreement initiated Sequenom's first European commercial partnership in the field of non-invasive prenatal diagnostics. Sequenom granted LifeCodexx licenses to key patent rights that enable the development and commercialization of a non-invasive aneuploidy test utilizing cell free fetal DNA in maternal plasma. LifeCodexx intends to introduce the test to these European markets later this year or in early 2012.

Conference Call Information

To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the "Sequenom Third Quarter 2011 Earnings Conference Call." If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, November 11, 2011. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10005971.

The conference call webcast is accessible through the “Investor Relations” section of the Sequenom website at www.sequenom.com. An online replay will be available following the initial broadcast until Thursday, December 1, 2011.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and clinical molecular diagnostics markets. The Company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® , Sequenom CMM®, MaterniT21™, SensiGene®, SEQureDx™, RetnaGene™ and MassARRAY® are trademarks of Sequenom, Inc.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) has two CAP accredited and CLIA-certified molecular diagnostics reference laboratories dedicated to the development and commercialization of laboratory developed test for prenatal and eye conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory testing services.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding expectations of continued progress on initiatives to enhance revenue growth and manage costs in the last quarter of 2011, Sequenom’s plans to focus on its priority programs for the near future, expected performance and benefits of the MaterniT21 LDT, plans to grow the MaterniT21 LDT and other offerings, expansion of organizational capabilities and processing capacities, Sequenom’s collaboration plans with LifeCodexx AG and expected performance under its licensing agreement with LifeCodexx AG and LifeCodexx AG’s intentions regarding the introduction and timing of introduction of a test in selected European markets, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions and dedication to development and commercialization of laboratory-developed genetic testing services for prenatal and eye conditions and diseases, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Sequenom’s ability to develop and commercialize new technologies and products, particularly new technologies such as the MaterniT21 LDT, prenatal and other diagnostics and laboratory developed tests, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, reliance upon the collaborative efforts of other parties, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in Sequenom’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Genetic analysis product sales and services	$11,362	$10,997	$34,929	$32,371
Diagnostic services	2,219	687	5,494	1,335

Total revenues	13,581	11,684	40,423	33,706

Costs and expenses:
Cost of genetic analysis product sales and services and diagnostics services	5,459	4,103	14,988	13,822

Gross Margin	8,122	7,581	25,435	19,884

Research and development	12,643	11,305	40,420	32,925
Selling and marketing	8,276	6,904	22,014	20,409
General and administrative	5,461	5,288	15,337	16,586
Litigation settlement, net of revaluation gains	—	7,049	—	48,848

Total operating expenses	26,380	30,546	77,771	118,768

Loss from operations	(18,258)	(22,965)	(52,336)	(98,884)

Other (loss) income, net	(24)	224	409	167

Loss before income taxes	(18,282)	(22,741)	(51,927)	(98,717)
Income tax (expense) benefit	(90)	5	(53)	(105)

Net loss	(18,372)	(22,736)	(51,980)	(98,822)

Net loss per share, basic and diluted	$(0.19)	$(0.30)	$(0.52)	$(1.44)

Weighted average shares outstanding, basic and diluted	99,220	75,260	99,082	68,637

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except for par value and share information)

	September 30,	December 31,
	2011	2010
Assets:
Cash, cash equivalents, marketable securities	$101,175	$135,480
Restricted cash	71	1,404
Accounts receivable, net	6,661	6,911
Inventories	9,389	5,605
Prepaid expenses and other assets	3,429	2,387

Total current assets	120,725	151,787

Marketable securities	1,117	—
Equipment and leasehold improvements, net	19,698	11,038
Other assets, net	11,451	11,454

Total assets	$152,991	$174,279

Liabilities and Stockholders’ Equity:
Accounts payable	$13,131	$5,958
Accrued expenses	11,687	9,947
Deferred revenue	2,263	2,624
Long-term debt and obligations, current portion	461	938

Total current liabilities	27,542	19,467

Long-term liabilities	14,592	4,080
Stockholders’ equity	110,857	150,732

Total liabilities and stockholders’ equity	$152,991	$174,279

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